Exhibit 10.2

FIRST AMENDMENT TO

PLAINS EXPLORATION & PRODUCTION COMPANY

2002 ROLLOVER STOCK INCENTIVE PLAN

WHEREAS, Plains Exploration & Production Company (the “Company”) maintains the Plains Exploration & Production Company 2002 Rollover Stock Incentive Plan (the “Plan”) for the benefit of certain eligible persons as set forth in the Plan; and

WHEREAS, all words with initial capital letters shall have the same meaning herein as ascribed thereto in the Plan; and

WHEREAS, the Company desires to amend the Plan, effective as set forth below, and

WHEREAS, in Section 10 of the Plan, the Board reserved the right to amend or modify the Plan and any Agreement issued thereunder subject to the limitations set forth therein; and

WHEREAS, the Board has authorized appropriate officers of the Company to amend the Plan and Agreements to effect the changes generally described above and as specifically set forth in the amendment below.

NOW, THEREFORE, effective as of September 13, 2006, the Plan is hereby amended as follows:

1. Section 2.9 of the Plan is hereby amended to read as follows:

2.9 “Change in Capitalization” means any increase or reduction in the number of Shares, or any change (including, but not limited to, in the case of a spin-off, dividend or other distribution in respect of Shares, a change in value) in the Shares or exchange of Shares for a different number or kind of shares or other securities of the Company or another corporation, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights or debentures, stock dividend, stock split or reverse stock split, extraordinary cash dividend, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise.

2. Section 7(a) of the Plan is hereby amended to read as follows:

(a) In the event of a Change in Capitalization, the aggregate number and class of securities available under the Plan and issued pursuant to any outstanding Awards shall be equitably adjusted by the Committee as necessary to ensure that after a Change in Capitalization the shares subject to the Plan and each Participant’s proportionate interest shall be maintained substantially as before the occurrence of such event. Subject to any required action by the Board or the stockholders, the Committee shall, in such manner as it may deem equitable, adjust (i) the number and type of shares of common stock of the Company or any Affiliate with respect to which Awards may be granted under the Plan, (ii) the maximum number of shares that may be covered by Awards granted under the Plan during any period, (iii) the maximum number of shares that may be covered by Awards to any single individual during any calendar year, (iv) the number of shares subject to outstanding Awards, and (v) the grant or exercise price with respect to an Award; provided, however, the Committee shall not take any action otherwise authorized under this Section 7(a) to the extent that such action would materially reduce the benefit or result in adverse tax consequences to the Participant without the consent of the Participant. The Committee’s determinations shall be final, binding and conclusive with respect to the Company and all other interested persons.